Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 05:46 PM 09/30/2014 FILED 05:39 PM 09/30/2014 SRV 141240962 - 3706485 FILE

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
ACE CONSULTING MANAGEMENT, INC.

Ace Consulting Management, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST:             The name of the Corporation is Ace Consulting Management, Inc.

SECOND:        This Certificate of Amendment (this Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on September 19, 2003 (the "Certificate of Incorporation").

THIRD:            The Article numbered FIRST of the Certificate of Incorporation is hereby amended with the following:

FIRST

The name of the corporation is: Safco Investment Holding Corp.

FOURTH:        The Article numbered FOURTH of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

FOURTH

The number of authorized shares of capital stock is increased to 100,000,000 shares of common stock; $0.001 par value and 30.000.000 shares of preferred stock S0.001 par value.

FIFTH:            This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the Slate of DeIaware.

SIXTH:           This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 30th day of September, 2014.

By:	/s/ Henry Lee
Name: Henry Lee
Title: Chief Executive Officer